United States securities and exchange commission logo





                          March 7, 2023

       Thomas Fennimore
       Chief Financial Officer
       Luminar Technologies, Inc./DE
       2603 Discovery Drive, Suite 100
       Orlando, Florida 32826

                                                        Re: Luminar
Technologies, Inc./DE
                                                            Registration
Statement on Form S-3
                                                            Filed March 1, 2023
                                                            File No. 333-270151

       Dear Thomas Fennimore:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing